Exhibit 10.1

CAROL C. LAM

United States Attorney

ERIC J. BESTE

Assistant U.S. Attorney

California State Bar No. 226089

STEVEN E. STONE

Assistant U.S. Attorney

California State Bar. No. 186533

Federal Office Building

880 Front Street, Room 6293

San Diego, California 92101-8893

Telephone: (619) 557-5104

JOSHUA R. HOCHBERG

Chief, Fraud Section

MARK F. MENDELSOHN

Acting Deputy Chief, Fraud Section

United States Department of Justice

Criminal Division

10th & Constitution Ave. NW (Bond 4000)

Washington, D.C. 20530

Telephone: (202) 514-7023

Attorneys for Plaintiff

United States of America

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF CALIFORNIA

UNITED STATES OF AMERICA,	)	Case No. 05CR0314 - BEN
)
Plaintiff,	)
	)	PLEA AGREEMENT
v.	)
)
)
TITAN CORPORATION,	)
)
Defendant.	)
)
)

IT IS HEREBY AGREED between the plaintiff, UNITED STATES OF AMERICA, through its counsel, Carol C. Lam, United States Attorney, and Eric J. Beste, Assistant United States Attorney, and Steven E. Stone, Assistant United States Attorney, and Joshua R. Hochberg, Chief, Fraud Section, U.S. Department of Justice, Criminal Division, and Mark F. Mendelsohn, Acting Deputy Chief,

Fraud Section, U.S. Department of Justice, Criminal Division, and defendant, TITAN CORPORATION, with the advice and consent of Roger M. Witten and Martin J. Weinstein, counsel for defendant, as follows:

I

THE PLEA

Defendant agrees to waive Indictment and plead guilty to an Information charging defendant with:

Count 1:  Making use of interstate and foreign instrumentalities corruptly in furtherance of unlawful payments to a foreign official for the purpose of influencing his acts and decisions to assist TITAN CORPORATION in obtaining and retaining business, in violation of Title 15, United States Code, Section 78dd-1;

Count 2:  Falsifying the books and records of TITAN CORPORATION in violation of Title 15, United States Code, Sections 78m(b)(2)(A) and 78m(b)(5); and

Count 3: Wilfully aiding and assisting in the preparation or presentation of a false or fraudulent tax return for TITAN CORPORATION in violation of Title 26, United States Code, Section 7206(2).

Defendant agrees that this Plea Agreement will be executed by an authorized corporate representative and counsel, and that the certifications contained at Exhibits 1 and 2 of this Plea Agreement will be executed prior to the filing of this Plea Agreement with the Court.  Defendant further agrees that a Resolution duly adopted by the defendant’s Board of Directors, in the form attached to this Plea Agreement as Exhibit 3, or in a substantially similar form, represents that the signatures on this Plea Agreement by TITAN CORPORATION and its counsel are authorized by the Board of Directors of TITAN CORPORATION.

The Government agrees not to initiate any additional criminal charges against the defendant or its subsidiaries or affiliates under the Foreign Corrupt Practices Act (“FCPA”), under any other federal criminal statutes that are the basis for an alternative charge to the FCPA (including 18 U.S.C. sections 2, 3, 4, 371, 1341, 1343, 1952, 1956 and 1957), or under any criminal provisions of Title 26 of the United States Code, for the conduct charged in the Information and set forth in the Factual Basis in section II.B herein or any other foreign transactions or events disclosed in writing (including in documents produced) by or on behalf of the defendant to the United States Department of Justice on or before the date of this Plea Agreement, except for any crimes of violence which may have been committed by the defendant. This Plea Agreement applies to the defendant only and does not prevent the United States Department of Justice from investigating or prosecuting any other individuals or entities.

Nothing in this Plea Agreement shields the defendant from prosecution for perjury, the giving of a false statement to a federal agent, or obstruction of justice in the event that it commits such an offense after the date of this Plea Agreement.  Should the defendant commit perjury, give a false statement to a federal agent, or obstruct an investigation, then the United States will be free to prosecute TITAN CORPORATION for that offense and will be free to withdraw from this Plea Agreement or be relieved of its obligations, if any, under this Plea Agreement.

II

NATURE OF THE OFFENSES

A.                                   ELEMENTS EXPLAINED

Defendant understands that the offenses to which defendant is pleading guilty have the following elements:

Count 1: Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1)

1.                                       That the defendant acted corruptly;

2.                                       That the defendant made use of the mails or any means or instrumentalities of interstate commerce in furtherance of an unlawful act under the Foreign Corrupt Practices Act;

3.                                       That the defendant offered, paid, promised to pay, or authorized the payment of money or anything of value;

4.                                       That the payment was to a person knowing that such money would be offered, given, or promised, directly or indirectly, to a foreign public official;

5.                                       That the payment was to influence any act or decision of the foreign public official, to induce the foreign public official to do or omit to do any act in violation of his lawful duty, to induce the foreign public official to use his or its influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality; or to obtain any improper advantage; and

6.                                       That the payment was made to assist the defendant in obtaining or retaining business for or with, or directing business to, any person.

Count 2: Falsifying Books & Records (15 U.S.C. §§ 78m(b)(2)(A) and 78m(b)(5))

1.                                       That the defendant was an “issuer” under the federal securities laws and therefore required to make and keep books, records, and accounts which, in reasonable detail, accurately and fairly reflected the transactions and disposition of its assets;

2.                                       That the defendant knowingly falsified its books, records, and accounts; and

3.                                       That the defendant acted willfully.

Count 3: Aid or Assist in Filing of False Return (26 U.S.C. § 7206(2))

1.                                       That the defendant willfully aided, assisted, procured or advised in the preparation of an income tax return that was false; and

2.                                       That the return was false as to any material matter – that is, a matter that was necessary to a determination of whether income tax was owed.

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B.                                     ELEMENTS UNDERSTOOD AND ADMITTED - FACTUAL BASIS

Defendant has fully discussed the facts of this case with defense counsel.  Defendant has committed each of the elements of the crime, and admits that there is a factual basis for this guilty plea.  The following facts are true and undisputed:

1.                                       Defendant TITAN CORPORATION maintained and continues to maintain its headquarters and principal place of business in San Diego, California.  TITAN CORPORATION and its subsidiaries, including Titan Wireless, Inc., Titan Africa, Inc., and Titan Africa, S.A. (hereinafter collectively referred to as “TITAN”), were engaged in, among other things, the business of developing and constructing wireless telephone systems for, among others, certain developing nations.

2.                                       TITAN CORPORATION was an “issuer” of securities within the meaning of the Securities and Exchange Act of 1934, and, as such, was subject to the provisions of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1 and 78m(b).

3.                                       Titan Wireless, Titan Africa, Inc., and Titan Africa, S.A., although separately incorporated, (a) shared employees, officers, and personnel with TITAN CORPORATION; and (b) undertook the acts set forth herein and alleged in the Information with the authorization and subject to the control of TITAN CORPORATION.

TITAN ACTIVITIES IN BENIN

Background

4.                                       In 1998, TITAN embarked on a project to develop a telephone system in the African nation of the Republic of Benin and to generate revenue from operating the system for a number of years.  TITAN generally understood that this project, and related contracts and legal agreements, were subject to governmental approval in Benin, including approval by the Council of Ministers, which included the President of Benin.

5.                                       In November 1998, certain TITAN personnel, including a TITAN CORPORATION officer, went to Benin and discussed their proposal with the Benin Minister of Telecommunications and the Director General of the Postal and Telecommunications Office of the Republic of Benin (“OPT”), an office under the Benin Ministry of Telecommunications.  During this visit, the TITAN personnel and a consultant were introduced to a Beninese national (“The Benin Agent”) and told that he had access to the President of Benin.

6.                                       On or about July 28, 1999, with the consent of the OPT, TITAN acquired from an African company named Afronetwork, Ltd.  all of Afronetwork’s rights and obligations under various prior agreements with the OPT to develop and operate a wireless telephone system in Benin.

7.                                       On or about July 28, 1999, the same date as Afronetwork’s assignment of its rights to TITAN, TITAN entered into a Consulting Agreement with the Benin Agent making him TITAN’s agent in Benin.  Under the Consulting Agreement, the Benin Agent purportedly was to assist TITAN in marketing, to identify potential business, and to advise TITAN on financing requirements in Benin.  TITAN did not conduct any formal due diligence regarding the Benin Agent’s background, qualifications, other employment, or relationships with foreign government officials before or after engaging him.

8.                                       Prior to engaging the Benin Agent – and no later than April 1999 –  TITAN employees were aware that the Benin Agent was the “Head of State’s business advisor.”  In fact, at all relevant times, the Benin Agent was an advisor to the President of Benin.  While working with the Benin Agent, at least one officer of a TITAN subsidiary believed that the Benin Agent traveled on a diplomatic Benin passport.

9.                                       The Consulting Agreement stated that the Benin Agent would be paid a percentage of the price of equipment installed.  On August 3, 1999, before virtually any equipment was installed, and only six days after signing the consulting agreement, the Benin Agent submitted an invoice to TITAN for $399,919, which invoice detailed extensive services purportedly performed by the Benin Agent and various sub-agents and consultants.

10.                                 One week later, on August 10, 1999, with written approval from a then-senior TITAN CORPORATION officer, TITAN CORPORATION paid the Benin Agent’s invoice by sending a wire transfer in the amount of $400,000 from a TITAN bank account in San Diego, California, to a bank account in Contonou, Benin held in the name of a relative of the Benin Agent.  TITAN made the payment without any evidence that the purported services actually were performed or expenses actually incurred by the Benin Agent.

11.                                 On August 17, 1999, TITAN entered an agreement with the OPT, known as the “BCT Contract,” under which TITAN would build a wireless telephone network that would be transferred to the Benin government after TITAN was paid in full for equipment and services provided by TITAN.  Under the BCT contract, the OPT had to obtain sites for telecommunications facilities, to secure authorization for use of specific frequencies, and to assist in the exoneration of all customs, duties and taxes on equipment and products which TITAN imported into Benin for the BCT project.

12.                                 On November 18, 1999, TITAN assigned its rights under the BCT Contract to Titan Africa, Inc.

13.                                 For the BCT Contract, the parties established a supervisory group known as the BCT Steering Committee, which was comprised of several senior officers of TITAN CORPORATION and its subsidiaries, the Benin Agent, and the Director General of the OPT.  The Steering Committee met either in the United States or in Paris, France, approximately every three months between February 2000 and March 2001.

Payments to Benin Presidential Campaign

14.                                 Afronetwork’s 1996 agreement to build a telecommunications network in Benin obligated Afronetwork (and TITAN upon assignment of the contract) to pay “part of its profits as subsidies for development” of certain “sectors” in Benin, such as health, education, and agriculture.  TITAN was to determine the practical methods of carrying out these subsidies in consultation with the Benin cabinet departments responsible for those sectors.  A then-officer of TITAN CORPORATION and certain TITAN employees were aware that these subsidies, which they referred to as “social payments,” were required under the agreement assigned to TITAN.

15.                                 On or around December 19-20, 2000, at a BCT Steering Committee meeting in Paris, France, the Benin Agent and the Director General of the OPT demanded that TITAN accelerate the “social payments” and insisted that they be paid before the next election in March 2001.  Under the terms of the 1996 agreement, the social payments were not yet due, nor had there been any coordination or consultation with Benin cabinet departments, as required under the 1996 agreement.

16.                                 In or about December 2000, the BCT Steering Committee, including a then-senior officer and employees of TITAN,  agreed to pay to the Benin Agent some $2 million in expedited “social payments.”  This payment was to be made in exchange for, and contingent upon, the agreement of the OPT that TITAN’s management fee under the BCT Contract be increased from 5% to 20% of the value of the equipment that TITAN provided under the contract.

17.                                 In or about December 2000, TITAN had reason to believe that the accelerated “social payments” demanded by the Benin Agent and the Director General of OPT would not be used for the purposes identified in the BCT Contract.  Nevertheless, a then-senior officer of TITAN caused the requested payments to be made to the Benin Agent, caused the payments to be made incrementally (rather than in one lump sum), and caused the payments to be supported by false invoices from the Benin Agent.

18.                                 In late January 2001, the Benin Agent submitted two invoices totaling $2,381,551.  Neither invoice mentioned “social payments” or “subsidies” but instead falsely identified the purpose of the payments as customs exoneration and other services.  Neither invoice reflected the true purpose of the requested payments – to provide funds for the benefit of the Benin President’s re-election campaign.

19.                                 Between January 2001 and May 2001, TITAN made seven payments to the Benin Agent totaling approximately $2.1 million, during which period TITAN knew that the “social payments” in fact would be used to support the Benin President’s re-election effort.

20.                                 At the direction of a then-senior TITAN CORPORATION officer, on or around March 6, 2001 and April 10, 2001, TITAN wired two payments of $500,000 each to the Benin Agent’s offshore account in the Principality of Monaco from a TITAN bank account in San Diego, California.

21.                                 TITAN made the remaining five payments, totaling approximately $1.1 million, to the Benin Agent in cash in Benin.  This was accomplished by the issuance of checks, drawn on a bank account of Titan Africa, S.A., made payable to employees of either Titan Africa, Inc., or Titan Africa S.A.  TITAN issued these checks knowing that most of the cash proceeds from these checks would be given to the Benin Agent to support the re-election of the President of Benin, in the following approximate amounts (in U.S. dollars) and on the following dates:

A.                                   $400,000 on or around January 24, 2001;

B.                                     $500,000 on or around February 2, 2001;

C.                                     $107,500 on or around March 6, 2001;

D.                                    $107,500 on or around March 7, 2001; and

E.                                      $70,000 on or around May 29, 2001 (which funds were drawn from petty cash rather than by check).

22.                                 At least a portion of the “social payments” that TITAN made through the Benin Agent were funneled to the re-election efforts of the Benin President.  For example, these funds were used to purchase T-shirts bearing a picture of the President of Benin and instructing Beninese citizens to vote for him.  Those T-Shirts with voting instructions were distributed to the electorate just prior to the Benin presidential election.

23.                                 The use of most of the purported “social payments” to support the re-election of the Benin President was known by then-employees of TITAN prior to the completion of the payments.  Additionally, in November 2001, an officer of Titan Africa, Inc., stated in an “aide memoire” that the approximately $2 million in “social payments” had been made to purchase T-shirts and related items.

24.                                 In or about March 2001, TITAN demanded that the OPT approve an increase of TITAN’s management fee under the BCT Contract as a condition to its continuing to make “social payments.”

25.                                 On March 25, 2001, the incumbent President of Benin was announced as the winner of the Benin presidential election.

26.                                 On or around March 29, 2001, a then-senior officer of TITAN CORPORATION and employees of TITAN CORPORATION and its subsidiaries met with the Benin Agent and representatives of the OPT in Paris, France at a BCT Steering Committee meeting.  During the meeting, the Director General of the OPT reaffirmed that TITAN’s management fee for operating the wireless telephone system in Benin would be increased from 5% to 20%.

27.                                 On or around March 29, 2001, the Director General of OPT signed a letter to a then-senior TITAN CORPORATION officer increasing TITAN’s project management fees from 5% to 20%.  Thereafter, as detailed above, TITAN made two additional “social payments” to the Benin Agent totaling $570,000.

28.                                 On or around June 25, 2001, TITAN and the OPT signed an agreement that, among other things, falsely stated that TITAN had made “substantial contributions to social programs in Benin” when in fact most of such payments had been to assist in the re-election campaign of Benin’s President.  The agreement also confirmed the retroactive increase in TITAN’s management fee from 5% to 20%.

29.                                 On January 23, 2003, TITAN submitted a Request for Arbitration under the BCT Contract and claimed that the entire 20% management fee was worth “not less than $9,100,000.”  Based on this claim, the increase in TITAN’s management fee from 5% to 20% was worth approximately $6,825,000.

30.                                 Beginning in 2001, TITAN CORPORATION falsely characterized the payments to the Benin Agent as “social payments” under the BCT Contract and, despite knowing that most of the payments to the Benin Agent would be and were used to support the re-election of the President of Benin, maintained those false books through at least January 1, 2004.

TITAN’S INTERNAL CONTROLS

FCPA Compliance

31.                                 In its 23 years of existence prior to 2004, TITAN has never had a FCPA compliance program or procedures.  TITAN’s only related “policy” is a statement in TITAN CORPORATION’s Code of Ethics, which all TITAN employees were required to sign annually, stating “employees must be fully familiar with and strictly adhere to such provisions as the Foreign Corrupt Practices Act that prohibit payments or gifts to foreign government officials for the purpose of influencing official government acts or assistance in obtaining business.”  TITAN did not enforce that policy nor did it provide its employees with any information concerning the FCPA or its purposes.

32.                                 TITAN never conducted any FCPA compliance training.  Moreover, although Titan Wireless employees were required to sign the TITAN CORPORATION Code of Ethics when hired, employees of wholly-owned subsidiaries Titan Africa, Inc., and Titan Africa, S.A., were not so required.

33.                                 From 1999 to February 2004, TITAN did not maintain any due diligence files on its foreign agents.  Prior to making any of the millions of dollars of payments to the Benin Agent, TITAN failed to perform adequate due diligence on the Benin Agent.  In fact, there is no evidence that TITAN conducted any due diligence prior to or after retaining foreign agents and consultants.

Internal Controls in Benin

34.                                 TITAN had knowledge of a serious lack of internal controls in certain of its African subsidiaries.  Such notice came from, among other things:

A.                                   A Management Letter from TITAN’s external auditor for fiscal year 2000 stated that there was a “need to establish standard policies and procedures to be followed by the entities reporting to Titan Wireless;”

B.                                     Written allegations sent to certain TITAN officers in 2001 and 2002 claiming that a Titan Wireless employee in Benin had forged invoices and bills and paid bribes in Benin; and

C.                                     Written notification in 2002 from the external auditor of Titan Africa, S.A., that it was unable to issue an opinion on the financial statements for either of fiscal years 2000 and 2001 because it was unable to substantiate payments made by Titan Africa, S.A., citing

$1.8 million in “missing cash” and highlighting the lack of internal controls within Titan Africa, S.A.

D.                                    A draft “process review” report on “Titan Africa” issued by TITAN CORPORATION’s external auditor on or about August 29, 2001, which stated that “there is no accounting system set up in the company,” that the system used to compute accounting data “is not reliable,” and that there were risks at “Titan Africa” such as “intentional mistake: loss of cash,” “fraud,” and “loss of data.”

TITAN failed to properly investigate these warnings, take corrective action, or report these issues to TITAN CORPORATION’s audit committee.

Additional Internal Controls and Books & Records Issues

35.                                 In 2001, TITAN CORPORATION acquired Datron Systems Inc. (“Datron”) and thereafter operated it as a subsidiary.  TITAN CORPORATION did not perform any FCPA due diligence on Datron’s foreign agents prior to or subsequent to the acquisition.

36.                                 Prior to its acquisition by TITAN CORPORATION, Datron did have a written FCPA policy, which required that all payments to its foreign agents be made in the name of the recipient and generally should be made in-country.  The Datron FCPA policy also required Datron to compile and keep a diligence file on each of its foreign agents.  Datron and its employees, both before and after its acquisition by TITAN CORPORATION, ignored this policy.

Improper Deduction of Payments to the Benin Agent

37.                                 The United States Internal Revenue Code (“the Code”) typically allows taxpayers to deduct from income all ordinary and necessary expenses incurred in the operation of any trade or business.  However, the Code specifically prohibits taxpayers from deducting any direct or indirect payment made to an official or employee of any government, or of any agency or instrumentality of any government, if the payment constitutes an illegal bribe or kickback or is unlawful under the FCPA.  26 U.S.C. § 162(c).

38.                                 As described more fully above, TITAN recorded on its books and records approximately $2.1 million in improper payments made to the Benin Agent, and falsely characterized these payments as customs exonerations and other apparently legitimate business expenses.  Because of this improper characterization, the $2.1 million in “social payments” were recorded on the books and records of Titan Wireless as an account receivable entitled “Reimbursable Operating Expenses.”  In or about July 2002, the amount of the total accounts receivable related to the BCT Contract stood at approximately $50 million, a portion of which was the remaining balance of the “Reimbursable Operating Expenses.”

39.                                 In or about July 2002, in conjunction with TITAN CORPORATION’s decision to exit all of its worldwide telecommunications business, TITAN CORPORATION agreed to settle its outstanding accounts receivable with the OPT of Benin for approximately $30 million.  Also during 2002, TITAN CORPORATION wrote-off the remaining accounts receivable related to the BCT Contract valued at approximately $20 million, a portion of which contained the remaining balance of the “Reimbursable Operating Expenses.”  This bad debt expense write-off included some portion of the Benin payments made by TITAN CORPORATION in violation of the FCPA.  TITAN CORPORATION deducted on the company’s tax returns the entire $20 million write-off of accounts receivable related to the BCT Contract, including the remaining balance of the “Reimbursable Operating Expenses.”

40.                                 In or about September 2003, TITAN CORPORATION willfully caused to be filed with the U.S. Internal Revenue Service a consolidated Form 1120, U.S. Corporate Income Tax Return, for tax year 2002, that included on Line 15, Bad Debts, the amount of $76,214,512.00, knowing that it included a portion of the improper Benin payments which could not be claimed as a deduction on TITAN CORPORATION’s income tax return.

III

PENALTIES

Defendant understands that the crimes to which defendant is pleading guilty carry the following penalties:

Count 1: Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1)

A.                                   a maximum fine of the greater of $2,000,000 (15 U.S.C. § 78ff(c)(1)(A)) or twice the gross pecuniary gain derived from the offense or twice the gross pecuniary loss suffered by a person other than the defendant as a result of the offense (18 U.S.C. § 3571);

B.                                     a maximum term of probation of up to five years (18 U.S.C. § 3561(a), (c)); and

C.                                     a mandatory special assessment of $400 per count (18 U.S.C. § 3013(a)(2)(B)).

Count 2: False Books & Records (15 U.S.C. §§ 78m(b)(2)(A) and 78m(b)(5))

A.                                   a maximum fine of the greater of $25,000,000 (15 U.S.C. § 78ff(a)) or twice the gross pecuniary gain derived from the offense or twice the gross pecuniary loss suffered by a person other than the defendant as a result of the offense (18 U.S.C. § 3571);

B.                                     a maximum term of probation of up to five years (18 U.S.C. § 3561(a), (c)); and

C.                                     a mandatory special assessment of $400 per count (18 U.S.C. § 3013 (a)(2)(B)).

Count 3: Aid or Assist in Filing of False Return (26 U.S.C. § 7206(2))

A.                                   a maximum fine of $500,000 and the costs of prosecution (26 U.S.C. § 7206);

B.                                     a maximum term of probation of up to five years (18 U.S.C. § 3561(a),(c)); and

C.                                     a mandatory special assessment of $400 per count (18 U.S.C. § 3013 (a)(2)(B)).

IV

DEFENDANT’S WAIVER OF TRIAL RIGHTS

Defendant understands that this guilty plea waives the right to:

A.                                   continue to plead not guilty and require the Government to prove the elements of the crime beyond a reasonable doubt;

B.                                     a speedy and public trial by jury;

C.                                     the assistance of counsel at all stages of trial;

D.                                    confront and cross-examine adverse witnesses;

E.                                      present evidence and to have witnesses testify on behalf of defendant; and

F.                                      not testify or have any adverse inferences drawn from the failure to testify, to the extent authorized by law.

V

DEFENDANT ACKNOWLEDGES NO PRETRIAL RIGHT TO BE

PROVIDED WITH IMPEACHMENT AND AFFIRMATIVE DEFENSE INFORMATION

The Government represents that any information establishing the factual innocence of defendant known to the undersigned prosecutor in this case has been turned over to defendant.  The Government will continue to provide such information establishing the factual innocence of defendant.

Defendant understands that if this case proceeded to trial, the Government would be required to provide impeachment information relating to any informants or other witnesses.  In addition, if defendant raised an affirmative defense, the Government would be required to provide information in its possession that supports such a defense.  Defendant acknowledges, however, that by pleading guilty defendant will not be provided this information, if any, and defendant also waives the right to this information.  Finally, defendant agrees not to attempt to withdraw the guilty plea or to file a collateral attack based on the existence of this information.

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VI

DEFENDANT’S REPRESENTATION THAT GUILTY

PLEA IS KNOWING AND VOLUNTARY

Defendant represents that:

A.                                   Defendant has had a full opportunity to discuss all the facts and circumstances of this case with defense counsel, and has a clear understanding of the charges and the consequences of this plea;

B.                                     No one has made any promises or offered any rewards in return for this guilty plea, other than those contained in this Plea Agreement or otherwise disclosed to the court;

C.                                     No one has threatened defendant to induce this guilty plea; and

D.                                    Defendant is pleading guilty because in truth and in fact defendant is guilty and for no other reason.

VII

AGREEMENT LIMITED TO U.S. ATTORNEY’S OFFICE

SOUTHERN DISTRICT OF CALIFORNIA,

THE FRAUD SECTION, AND THE TAX DIVISION

This Plea Agreement is limited to the United States Attorney’s Office for the Southern District of California; the Fraud Section of the United States Department of Justice, Criminal Division; and the Criminal Enforcement Sections of the United States Department of Justice, Tax Division.  This Plea Agreement cannot bind any other federal, state, or local prosecuting, administrative, or regulatory authorities, although the Government will bring this Plea Agreement to the attention of other authorities if requested by defendant.

VIII

APPLICABILITY OF SENTENCING GUIDELINES

Defendant understands the sentence imposed will be based on the factors set forth in 18 U.S.C. § 3553(a).  Defendant understands further that in imposing the sentence, the sentencing judge must consult the United States Sentencing Guidelines (“Guidelines”) and take them into account.  Defendant has discussed the Guidelines with defense counsel and understands that the Guidelines are only advisory, not mandatory, and the court may impose a sentence more severe or less severe than otherwise applicable under the Guidelines, up to the maximum in the statute of conviction.  Defendant understands further that the sentence cannot be determined until a presentence report has been prepared by the U.S. Probation Office and defense counsel and the Government have had an opportunity to review and challenge the presentence report.  Nothing in this Plea Agreement shall be construed as limiting the Government’s duty to provide complete and accurate facts to the district court and the U.S. Probation Office.

IX

SENTENCE IS WITHIN SOLE DISCRETION OF JUDGE

This Plea Agreement is made pursuant to Federal Rule of Criminal Procedure 11(c)(1)(B).  Defendant understands that the sentence is within the sole discretion of the sentencing judge.  The Government has not made and will not make any representation as to what sentence defendant will receive.  Defendant understands that the sentencing judge may impose the maximum sentence provided by statute, and is also aware that any estimate of the probable sentence by defense counsel is a prediction, not a promise, and is not binding on the Court.  Likewise, the recommendation made by the Government is not binding on the Court, and it is uncertain at this time what defendant’s sentence will be.  Defendant also has been advised and understands that if the sentencing judge does not follow any of the parties’ sentencing recommendations, defendant nevertheless has no right to withdraw the plea.

X

PARTIES’ SENTENCING RECOMMENDATIONS

A.                                   SENTENCING GUIDELINE CALCULATIONS

Although the parties understand that the Guidelines are only advisory and just one of the factors the court will consider under 18 U.S.C. § 3553(a) in imposing a sentence, the parties will jointly recommend the following Base Offense Level and Adjustments under the Guidelines effective as of November 1, 2002:

1.                                       Calculation of Offense Level:

a.                                       Count 1: Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1)

Base Offense Level (U.S.S.G. § 2C1.1(a)):	10
Benefit received or to be received of more than $2,500,000 but less than $7,000,000 (U.S.S.G. §§ 2C1.1(b)(2)(A), 2B1.1(b)(1)(J))	+18

TOTAL OFFENSE LEVEL:	28

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b.                                      Count 2: False Books & Records (15 U.S.C. §§ 78m(b)(2)(A) and 78m(b)(5))

Base Offense Level (U.S.S.G. § 2B1.1(a)(2)):	6
Loss of more than $2,500,000 but less than $7,000,000 (U.S.S.G. §2B1.1(b)(1)(J))	+18
TOTAL OFFENSE LEVEL:	24

c.                                       Count 3: Aid or Assist in Filing of False Return (26 U.S.C. § 7206(2))

Base Offense Level (U.S.S.G. § 2T1.4(a)(2)):	6
TOTAL OFFENSE LEVEL:	6

d.                                      Application of Multiple Count Grouping Rules

Because the offense levels of all three counts are largely determined based on the total amount of harm or loss, the counts are grouped together under U.S.S.G. § 3D1.2(d).  Accordingly, pursuant to U.S.S.G. 3D1.3(b), the TOTAL OFFENSE LEVEL is 28.  There are no additional levels to be added under U.S.S.G. § 3D1.4.

2.                                       Calculation of Culpability Score:

Base Score (U.S.S.G. § 8C2.5(a))	5

Involvement in or tolerance of criminal activity in an organization of 5,000 or more employees and an individual within high level personnel of the organization participated in, condoned, or was willfully ignorant of the offense (U.S.S.G. § 8C.2.5(b)(1)(A))

+5
Self-reporting, cooperation, acceptance of responsibility (U.S.S.G. § 8C2.5(g)(1))	-5
TOTAL CULPABILITY SCORE:	5

3.                                       Calculation of Fine Range:

Base Fine Based on Pecuniary
Gain to Defendant from Offense (U.S.S.G. § 8C2.4(a)(2)):	$6,825,000
Multipliers (U.S.S.G. § 8C2.6):	1.00 / 2.00
Fine Range (U.S.S.G. § 8C2.7):	$6,825,000-$13,650,000

B.                                     ACCEPTANCE OF RESPONSIBILITY

Notwithstanding paragraph A above, the Government will not recommend any adjustment for Self Reporting, Cooperation, Acceptance of Responsibility if defendant:

1.                                       Fails to admit a complete factual basis for the plea at the time it is entered, or

2.                                       Denies involvement in the offense, gives conflicting statements about that involvement, or is untruthful with the Government, the court or probation officer, or

3.                                       Fails to appear in court, or

4.                                       Engages in additional criminal conduct, or

5.                                       Attempts to withdraw the plea, or

6.                                       Refuses to abide by any lawful court order.

C.                                     NO OTHER ADJUSTMENTS ARE RECOMMENDED

The parties agree not to recommend any upward or downward adjustments other than those listed above.

D.                                    NO DEPARTURES ARE RECOMMENDED

The parties agree not to recommend any upward or downward departures.

E.                                      “FACTUAL BASIS” AND “RELEVANT CONDUCT” INFORMATION

Defendant agrees that the facts in the “factual basis” paragraph of this Plea Agreement are true, and may be considered as “relevant conduct” under U.S.S.G. § 1B1.3 and as the nature and circumstances of the offense under 18 U.S.C. § 3553(a)(1).

F.                                      SPECIAL ASSESSMENT/FINE

Special Assessment. The parties will jointly recommend that defendant pay a special assessment in the amount of $1200 to be paid forthwith at time of sentencing.  The special assessment shall be paid through the office of the Clerk of the District Court by bank or cashier’s check or money order made payable to the “Clerk, United States District Court.”

Fine.  The parties will jointly recommend that defendant pay a fine in the amount of $13,000,000 to be paid forthwith at the time of sentencing.  This fine is within the recommended Guidelines ranges set forth in paragraph A above.  The parties believe this fine appropriately recognizes the defendant’s conduct and cooperation.  The fine shall be paid through the Office of the Clerk of the District Court by bank or cashier’s check or money order made payable to the “Clerk, United States District Court.”

G.                                     ORGANIZATIONAL PROBATION

The parties agree that organizational probation is appropriate in this case and shall include, as a condition of probation, the implementation of a compliance program as set forth below.  The parties recommend a term of probation of 3 years.

H.                                    COMMUNITY SERVICE

The parties agree that community service need not be ordered in this case.

I.                                         FORFEITURE

The parties agree that forfeiture need not be ordered in this case.

XI

COOPERATION & REMEDIATION

A.                                   COOPERATION

Defendant agrees to cooperate fully with the Fraud Section and the United States Attorney’s Office and, as directed by the

Fraud Section and the United States Attorney’s Office, with any other federal, state, or local or foreign law enforcement agency.  This cooperation requires defendant to:

1.                                       Provide full disclosure of all information known to defendant or its outside counsel as of the date of this Plea Agreement of foreign payments and the accounting thereof;

2.                                       Produce voluntarily all documents, records, or other tangible evidence relating to such payments about which the Fraud Section or the United States Attorney’s Office, or their designee, inquires;

3.                                       Recommend orally and in writing that all TITAN CORPORATION officers, directors, employees, agents, and consultants cooperate fully with any investigation or prosecution conducted by the Fraud Section or the United States Attorney’s Office relating to such payments, including appearing for interviews and testimony in the United States;

4.                                       Provide access to copies of original documents and records relating to such payments;

5.                                       Provide access to defendant’s outside accounting consultants as well as the records, reports, and documents of those outside accounting consultants relating to such payments disclosed to the Fraud Section or the United States Attorney’s Office as of the date of this Plea Agreement; and

6.                                       Provide all memoranda of interviews compiled and prepared by TITAN CORPORATION’s counsel, outside counsel, consultants, accountants or other agents of interviews with individuals relating to such payments disclosed to the Fraud Section or the United States Attorney’s Office as of the date of this Plea Agreement.

B.                                     REMEDIATION

Defendant TITAN CORPORATION agrees to implement and maintain a compliance and ethics program that includes, at a minimum, the basic components set forth in Exhibit 4, which are hereby incorporated herein.  TITAN CORPORATION’s program must be designed to detect and deter violations of the Foreign Corrupt Practices Act and other anti-bribery statutes, both domestic and foreign, and to ensure that its books, records, and accounts, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets, and that it has a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary (I) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (II) to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

TITAN CORPORATION agrees to file a correct and accurate amended U.S. Corporate Tax Return for the 2002 tax year.  If in the course of preparing the amended return, TITAN CORPORATION discovers other amounts that were improperly deducted, and it correctly accounts for such deductions on its amended return, the Government will not initiate criminal charges against TITAN CORPORATION for those amounts.  TITAN CORPORATION further agrees to cooperate fully with any future Internal Revenue Service audit.

XII

DEFENDANT WAIVES APPEAL AND COLLATERAL ATTACK

In exchange for the Government’s concessions in this Plea Agreement, defendant waives, to the full extent of the law, any right to appeal or to collaterally attack the conviction and sentence.  If defendant believes the Government’s recommendation is not in accord with this Plea Agreement, defendant will object at the time of sentencing; otherwise the objection will be deemed waived.

XIII

BREACH OF THE PLEA AGREEMENT

WILL PERMIT THE GOVERNMENT TO RECOMMEND A

HIGHER SENTENCE OR SET ASIDE THE PLEA

This Plea Agreement is based on the understanding that, prior to defendant’s sentencing in this case, defendant has not committed any offense not known to the Government prior to defendant’s sentencing.  This Plea Agreement is further based on the understanding that defendant will commit no additional criminal conduct before sentencing.  If defendant has engaged in or engages in additional criminal conduct during this period, or breaches any of the terms of any agreement with the Government, the Government will not be bound by the recommendations in this Plea Agreement, and may recommend any lawful sentence.  In addition, at its option, the Government may move to set aside the plea.

XIV

ENTIRE AGREEMENT

This Plea Agreement embodies the entire Plea Agreement between the parties and supersedes any other Plea Agreement, written or oral.

XV

MODIFICATION OF PLEA AGREEMENT MUST BE IN WRITING

No modification of this Plea Agreement shall be effective unless in writing signed by all parties.

XVI

DEFENDANT AND COUNSEL FULLY UNDERSTAND PLEA AGREEMENT

By signing this Plea Agreement, defendant certifies that defendant has read it.  Defendant has discussed the terms of this Plea Agreement with defense counsel and fully understands its meaning and effect.

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XVII

DEFENDANT SATISFIED WITH COUNSEL

Defendant has consulted with counsel and is satisfied with counsel’s representation.

CAROL C. LAM
United States Attorney

2/28/05	/s/ Eric J. Beste
DATED	ERIC J. BESTE
Assistant U.S. Attorney

STEVEN E. STONE
Assistant U.S. Attorney

JOSHUA R. HOCHBERG
Chief, Fraud Section
U.S. Department of Justice
Criminal Division

2/28/05	/s/ Eric J. Beste for
DATED	MARK F. MENDELSOHN
Acting Deputy Chief

/s/ Martin J. Weinstein/Roger M. Witten
DATED	ROGER M. WITTEN
MARTIN J. WEINSTEIN
Attorneys for Defendant
TITAN CORPORATION

IN ADDITION TO THE FOREGOING PROVISIONS TO WHICH TITAN CORPORATION AGREES, I SWEAR UNDER PENALTY OF PERJURY ON BEHALF OF TITAN CORPORATION THAT THE FACTS IN THE “FACTUAL BASIS” PARAGRAPH ABOVE ARE TRUE.

February 22, 2005	/s/ David W. Danjczek
DATED	DAVID W. DANJCZEK
Vice President
TITAN CORPORATION
Defendant